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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):    February 19, 1998



                           SIMON DEBARTOLO GROUP, INC.
               (Exact name of registrant as specified in charter)




           MARYLAND                     1-12618                 35-1901999
 (State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)              File Number)           Identification No.)



115 WEST WASHINGTON STREET                                         46204
INDIANAPOLIS, INDIANA                                            (Zip Code)
(Address of principal executive offices)



Registrant's telephone number, including area code:  (317) 685-1600







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ITEM 5.  OTHER EVENTS

         Simon DeBartolo Group, Inc. ("SDG"), Corporate Property Investors ("CPI"), and Corporate Realty Consultants, Inc. ("CRC") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 18, 1998, pursuant to which SDG will be merged into a wholly owned subsidiary of CPI (the "Merger"). Upon consummation of the Merger, holders of SDG common stock will receive shares of CPI common stock on a one-for-one basis and beneficial interests in shares of CRC common stock. Pursuant to the Merger Agreement, each holder of CPI common stock will receive consideration of $179 per share, consisting of, subject to adjustment, a dividend of (i) $90 in cash, (ii) 1.0818 additional shares of CPI common stock and (iii) 0.19 shares of 6.50% Series A Convertible Preferred Stock of CPI, each of which shares will have a liquidation preference of $100. The common stock component of the consideration is based on a fixed exchange ratio using SDG's February 17, 1998, closing price of $33-5/8, and is subject to a 15% symmetrical collar based upon the price of SDG common stock determined at closing. The transaction is expected to be completed during the third quarter of 1998 and is subject to the approval of SDG's shareholders, as well as customary regulatory and other conditions. A majority of CPI's shareholders have already approved the transaction. The foregoing description is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 10.1.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)  Exhibits:

                  10.1 Agreement and Plan of Merger, dated as of February 18, 1998, by and among Simon DeBartolo Group, Inc., Corporate Property Investors and Corporate Realty Consultants, Inc.

                  99.1 Press Release issued by Simon DeBartolo Group, Inc., dated February 19, 1998.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            SIMON DEBARTOLO GROUP, INC.



                                            /s/   James M. Barkley
                                            -----------------------
                                            Name: James M. Barkley
                                            Title:   Secretary

February 23, 1998



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                                  EXHIBIT INDEX

Exhibit

10.1 Agreement and Plan of Merger, dated February 18, 1998, by and among Simon DeBartolo Group, Inc., Corporate Property Investors and
       Corporate Realty Consultants, Inc.



99.1   Press Release issued by Simon DeBartolo Group, Inc., dated February 19,
       1998.